 Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its Third Quarter and Year-to-Date Fiscal 2020 Financial Results

•        The Company generated net sales of $20.3 million for the third quarter

•        Net loss was $2.9 million in the third quarter

•        Backlog stood at $47.7 million on October 31, 2020 compared to $46.7 million on January 31, 2020

NILES, IL, December 21, 2020 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the third quarter ended October 31, 2020.

“Third quarter revenue was $20.3 million, $14.2 million below the same quarter last year, and net loss was $2.9 million compared to a net loss of $0.1 million in the same quarter of 2019,” noted President and CEO David Mansfield.

"During the quarter the impact of the COVID-19 pandemic has continued to negatively impact our revenues. In the current environment, capital spending in the oil and gas industry remains low, and project schedules in the construction industry continue to be delayed. These are important drivers of Perma-Pipe’s markets. The medium term view however remains the same, and many delayed projects are awaiting the recovery and the easing of restrictions brought about by the pandemic. In recent weeks, we have seen an increase in the level of bidding activity and project awards, and major projects that were stalled appear to now be reinvigorated. While there is news that an effective COVID-19 vaccine might be on the near horizon, it is difficult to determine the timing of any recovery of the global economy.

"In response to these changing conditions, we have implemented and continue to maintain cost control measures which have helped partially offset the negative impact of the significant reductions in revenue. Our focus on cost control efforts will continue while market conditions remain depressed, and we will manage our business to the current activity level with a goal to be positioned to take advantage of the recovery.” Mr. Mansfield continued.

“Some positive news to report is that we continue with our longer term plans that are focused on future growth. We recently commissioned a new custom coating plant at our UAE facility that will serve the oil and gas and water industries with products and services not previously provided by Perma-Pipe. We have already secured our first contract, which should be executed during the forthcoming quarter, and which serves as confirmation that we are filling a needed gap in capabilities to serve those markets. We are also currently in the process of installing a similar plant at our facility in India.” added Mr. Mansfield

"Our backlog currently stands at $47.7 million, which reflects an increase of $1.0 million from the backlog at January 31. After a quarter of increased bidding activity, there has been a meaningful increase to the backlog for our MENA region, particularly at our recently established plant in Egypt.” Mr. Mansfield concluded.

Third Quarter Fiscal 2020 Results

Net sales were $20.3 million in the current quarter, a decrease of $14.2 million, or 41%, from $34.5 million in the prior year quarter. The decrease was a result of lower sales volumes in the Company's Canadian and offshore Gulf of Mexico businesses driven by the impact of lower oil prices, combined with a reduction in sales in the Company's U.S. and Middle East district heating and cooling businesses caused by project delays arising as a result of the COVID-19 pandemic.

Gross profit decreased to $2.9 million, or 14% of net sales, in the current quarter from $7.6 million, or 22% of net sales, in the prior year quarter. This decrease was driven primarily by lower sales volumes.

General and administrative expenses decreased to $4.5 million in the current quarter from $4.6 million in the prior year quarter. This decrease was driven primarily by cost cutting measures enacted as a result of the COVID-19 pandemic.

Selling expenses decreased to $1.2 million in the current quarter, compared to $1.4 million in the prior year quarter due primarily to lower personnel costs.

Net interest expense decreased to $0.1 million in the current quarter, compared to $0.2 million in the prior year quarter. This decrease was due to lower borrowings during the period.

Other income/(expense) decreased to an expense of less than $0.1 million in the current quarter, compared to income of $0.1 million in the prior year quarter. This decrease was driven by the encashment of a $0.6 million performance bond securing one of the Company's contracts with a customer in Qatar. The Company believes the customer's claims of non-performance under the contract are invalid and that the customer's actions were themselves a breach of the contract. The Company has engaged local counsel to seek reimbursement as well as additional compensation for lost profits suffered as a result of cancellation of certain work orders under the contract. This expense was partially offset by funds received under the CEWS program in Canada.

Income/(loss) from operations before income taxes decreased by $4.4 million to a loss of $2.9 million in the current quarter from income of $1.5 million in the prior year quarter. The decrease was a result of lower sales volumes in the Company's Canadian and offshore Gulf of Mexico businesses driven by the impact of lower oil prices, combined with a reduction in sales in the Company's U.S. and Middle East district heating and cooling businesses caused by project delays arising as a result of the COVID-19 pandemic.

The Company's worldwide effective tax rates ("ETR") were 0.8% and 127.8% in the current quarter and the prior year quarter, respectively. The change in the ETR from the prior year quarter to the current year quarter is due to the impact of tax rates in various jurisdictions and the changing mix of taxable income and loss in those jurisdictions, as well as the impact of the lower current quarter pre-tax income as compared to the prior year quarter.

The resulting net loss of $2.8 million in the current quarter was a decline of $2.7 million over the net loss of $0.1 million in the prior year quarter. The decrease was a result of lower sales volumes in the Company's Canadian and offshore Gulf of Mexico businesses driven by the impact of lower oil prices, combined with a reduction in sales in the Company's U.S. and Middle East district heating and cooling businesses caused by project delays arising as a result of the COVID-19 pandemic.

Year-to-Date October 31, 2020 Results

Net sales were $63.4 million in the current year-to-date, a decrease of $32.0 million, or 34%, from $95.4 million in the prior year year-to-date. The decrease was a result of lower sales volumes in the Company's Canadian and offshore Gulf of Mexico businesses driven by the impact of lower oil prices combined with project delays in the Company's U.S. and Middle East district heating and cooling businesses arising as a result of the COVID-19 pandemic.

Gross profit decreased to $8.8 million, or 14% of net sales, in the current year-to-date from $22.0 million, or 23% of net sales, in the prior year year-to-date. This decrease was driven primarily by lower sales volumes.

General and administrative expenses decreased to $13.3 million in the current year-to-date from $13.9 million in the prior year year-to-date. This decrease was driven primarily by cost cutting measures enacted as a result of the COVID-19 pandemic.

Selling expenses increased to $4.2 million in the current year-to-date, compared to $4.0 million in the prior year year-to-date, an increase of $0.2 million, or 3%. This increase was primarily due to the addition of new sales employees and severance payments for terminated employees.

Net interest expense decreased to $0.4 million in the current year-to-date, compared to $0.6 million in the prior year year-to-date. This decrease was due to lower borrowings during the period.

Other income/(expense) increased to income of $3.7 million in the current year-to-date, compared to income of $0.4 million in the prior year year-to-date, an increase of $3.3 million. This increase was primarily the result of recognition of the Company's reasonable expectation of forgiveness of its PPP loan proceeds during the period of $3.2 million, as well as funds received under the CEWS program in Canada. These amounts were offset partially by the encashment of a performance bond securing one of the Company's contracts with a customer in Qatar.  The Company believes the customer's claims of non-performance under the contract are invalid and that the customer's actions were themselves a breach of the contract. The Company has engaged local counsel to seek reimbursement as well as additional compensation for lost profits suffered as a result of cancellation of certain work orders under the contract.

Income/(loss) from operations before income taxes decreased by $9.2 million to a loss of $5.4 million in the current year-to-date from income of $3.8 million in the prior year year-to-date. The decrease was a result of lower sales volumes in the Company's Canadian and offshore Gulf of Mexico businesses driven by the impact of lower oil prices, combined with a reduction in sales in the Company's U.S. and Middle East district heating and cooling businesses caused by project delays arising as a result of the COVID-19 pandemic.

The Company's worldwide ETRs were 6.2% and 48.6% in the current year-to-date and the prior year year-to-date, respectively. The change in the ETR from the prior year year-to-date to the current year year-to-date is due to the impact of tax rates in various jurisdictions and the changing mix of taxable income and loss in those jurisdictions.

The resulting net loss of $5.1 million in the current year-to-date was a decline of $7.2 million over the net income of $2.1 million in the prior year year-to-date. The decrease was a result of lower sales volumes in the Company's Canadian and offshore Gulf of Mexico businesses driven by the impact of lower oil prices, combined with a reduction in sales in the Company's U.S. and Middle East district heating and cooling businesses caused by project delays arising as a result of the COVID-19 pandemic.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at eight locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus (COVID-19) on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) risks and uncertainties related to the Company's newly reported material weakness in its internal control over financial reporting; (vi) risks and uncertainties related to the Company's receipt of funding under the Paycheck Protection Program; (vii) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (viii) the impact of global economic weakness and volatility; (ix) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (x) the timing of orders for the Company’s products; (xi) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (xii) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xiii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiv) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xvi) reductions or cancellations of orders included in the Company’s backlog; (xvii) risks and uncertainties related to the Company's international business operations; (xviii) the Company’s ability to attract and retain senior management and key personnel; (xiv) the Company’s ability to achieve the expected benefits of its growth initiatives; (xx) the Company’s ability to interpret changes in tax regulations and legislation; (xxi) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; and (xxii) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended October 31, 2020 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2020	2019	2020	2019
Net sales	$20,294	$34,457	$63,399	$95,400
Cost of sales	17,356	26,814	54,630	73,382
Gross profit	2,938	7,643	8,769	22,018

Operating expenses
General and administrative expenses	4,528	4,636	13,320	13,907
Selling expenses	1,174	1,354	4,153	4,030
Total operating expenses	5,702	5,990	17,473	17,937

Income/(loss) from operations	(2,764)	1,653	(8,704)	4,081

Interest expense, net	107	194	411	612
Other income/(expense)	(2)	95	3,672	351
Income/(loss) from operations before income taxes	(2,873)	1,554	(5,443)	3,820

Income tax (benefit)/expense	(23)	1,699	(339)	1,747

Net income/(loss)	$(2,850)	$(145)	$(5,104)	$2,073

Weighted average common shares outstanding
Basic	8,165	8,037	8,113	7,970
Diluted	8,165	8,037	8,113	8,272

Income/(loss) per share
Basic	(0.35)	(0.02)	(0.63)	0.26
Diluted	(0.35)	(0.02)	(0.63)	0.25

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	October 31, 2020	January 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,593	$13,371
Restricted cash	1,154	1,287
Trade accounts receivable, less allowance for doubtful accounts of $411 at October 31, 2020 and $407 at January 31, 2020	26,441	29,402
Inventories, net	12,094	14,498
Prepaid expenses and other current assets	5,022	3,531
Costs and estimated earnings in excess of billings on uncompleted contracts	1,362	2,166
Total current assets	52,666	64,255
Property, plant and equipment, net of accumulated depreciation	26,958	28,629
Other assets
Operating lease right-of-use asset	13,762	11,475
Deferred tax assets	604	293
Goodwill	2,237	2,254
Other assets	3,532	5,319
Total other assets	20,135	19,341
Total assets	$99,759	$112,225
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$7,905	$9,577
Accrued compensation and payroll taxes	1,760	1,190
Commissions and management incentives payable	322	1,759
Revolving line - North America	1,803	8,577
Current maturities of long-term debt	1,732	1,458
Customers' deposits	2,098	2,202
Outside commission liability	1,661	1,755
Operating lease liability short-term	1,408	1,040
Other accrued liabilities	3,002	3,444
Billings in excess of costs and estimated earnings on uncompleted contracts	672	1,173
Income taxes payable	1,000	664
Total current liabilities	23,363	32,839
Long-term liabilities
Long-term debt, less current maturities	6,194	6,717
Deferred compensation liabilities	4,487	4,199
Deferred tax liabilities	583	1,052
Operating lease liability long-term	13,477	11,214
Other long-term liabilities	661	575
Total long-term liabilities	25,402	23,757
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,165 issued and outstanding at October 31, 2020 and 8,048 issued and outstanding at January 31, 2020	82	80
Additional paid-in capital	60,595	60,024
Accumulated deficit	(5,819)	(715)
Accumulated other comprehensive loss	(3,864)	(3,760)
Total stockholders' equity	50,994	55,629
Total liabilities and stockholders' equity	$99,759	$112,225